Exhibit 4.1

EXECUTION COPY

Published CUSIP Number: 29256KAA3

CREDIT AGREEMENT

Dated as of October 4, 2004

among

ENCORE MEDICAL IHC, INC.,

as the Borrower,

ENCORE MEDICAL CORPORATION,

as Holdings,

BANK OF AMERICA, N.A.,
as Administrative Agent,
Swing Line Lender and L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

1	Guarantors
1.01(a)	Existing Letters of Credit
2.01	Commitments and Applicable Lending Offices
4.01(a)(iv)	Mortgaged Property
5.05	Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09	Environmental
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.21	FDA Matters
5.22	Clinical Trials
5.24	State Licenses
6.21	Certain Post-Closing Matters
7.02(b)	Existing Indebtedness
7.03(f)	Certain Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Subsidiary Guaranty
F-2	Holdings Guaranty
G	Security Agreement
H	Intellectual Property Security Agreement
I	Legal Opinion – Counsel to Loan Parties
J	German Law Pledge Agreement

v

CREDIT AGREEMENT

               This CREDIT AGREEMENT (“Agreement”) is entered into as of October 4, 2004, among ENCORE MEDICAL CORPORATION, a Delaware corporation (“Holdings”), ENCORE MEDICAL IHC, INC., a Delaware corporation, and a direct wholly owned subsidiary of Holdings (the “the Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

               Pursuant to the Merger Agreement dated as of August 8, 2004 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted in accordance with the Loan Documents (as hereinafter defined), the “Merger Agreement”) among Holdings, Empi, Inc., a Minnesota corporation (the “Company”) and MPI Holdings, LLC, Holdings has agreed to consummate a merger (the “Merger”) with the Company that will be effectuated through the merger of Encore Medical Merger Sub, Inc., a wholly owned subsidiary of the Borrower, into the Company, with the Company being the surviving corporation and a direct wholly owned subsidiary of the Borrower.

               The Borrower has requested that immediately upon the consummation of the Merger, the Lenders lend to the Borrower up to $150,000,000 to pay to the holders of the outstanding capital stock of the Company the cash consideration for their shares in the Merger, to pay transaction fees and expenses, to refinance certain Indebtedness of the Company and to refinance certain Indebtedness of the Borrower.

               The Borrower has also requested that the Lenders provide a $30,000,000 revolving credit facility and a $150,000,000 term loan facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

               In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

               1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

               “Accounts” has the meaning specified in Section 1 of the Security Agreement.

               “Adjustment Escrow Agreement” means that certain agreement dated as of October 4, 2004, among Holdings, MPI Holdings, LLC and the escrow agent specified therein.

               “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

               “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

               “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

               “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither any Agent nor any Lender shall be deemed to be an Affiliate of any Loan Party or any Subsidiary of any Loan Party.

               “Agents” means, collectively, the Administrative Agent and the Arranger.

               “Aggregate Commitments” means the Commitments of all the Lenders.

               “Aggregate Credit Exposures” means, at any time, the sum of (i) the unused portion of the Revolving Credit Commitment then in effect, (ii) the unused portion of each Term Commitment then in effect and (iii) the Total Outstandings at such time.

               “Agreement” means this Credit Agreement.

               “Agreement Value” means, with respect to each Swap Contract on any date of determination, an amount equal to the greater of:

     (a) (i) in the case of any Swap Contract documented pursuant to the ISDA Master Agreement, the amount, if any, that would be payable by any of the Loan Parties or any of their Subsidiaries to its counterparty to such Swap Contract, as if (A) such Swap Contract was being terminated early on such date of determination, (B) such Loan Party or such Subsidiary, as the case may be, was the sole Affected Party (as defined in the applicable Master Agreement) and (C) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (ii) in the case of a Swap Contract traded on an exchange, the mark-to-market value of such Swap Contract, which will be the unrealized loss on such Swap Contract to the Loan Party or the Subsidiary of a Loan Party party to such Swap Contract (determined by the Administrative Agent based on the settlement price of such Swap Contract on such date); or

     (b) in all other cases, the mark-to-market value of such Swap Contract, which will be the unrealized loss on such Swap Contract to the Loan Party or the Subsidiary of a Loan Party party to such Swap Contract (determined by the Administrative Agent based on the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or such Subsidiary of a Loan Party, as the case may be, exceeds (ii) the present value of the future cash flows to be received by such Loan Party or such Subsidiary of a Loan Party pursuant to such Swap Contract).

               “Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment under the applicable Facility or Facilities at such time (which for this purpose includes Loans outstanding thereunder). If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

               “Applicable Rate” means (a) for the first six months after the Closing Date, (i) in respect of the Term Facility, 3.00% per annum in the case of Eurodollar Rate Loans, and 2.00% per annum, in the case of Base Rate Loans, and (ii) in the case of the Revolving Credit Facility, 3.00% per annum, in the case of Eurodollar Rate Loans and Letters of Credit, and 2.00% per annum, in the case of Base Rate Loans and (b) thereafter, (i)(A) in respect of the Term Facility, 3.00% per annum in the case of Eurodollar Rate Loans, and 2.00% per annum, in the case of Base Rate Loans, if the Total Leverage Ratio is equal to or greater than 4.0:1.0 or (B) in respect of the Term Facility, 2.75% per annum in the case of Eurodollar Rate Loans, and 1.75% per annum, in the case of Base Rate Loans, if the Total Leverage Ratio is less than 4.0:1.0 and (ii) in the case of the Revolving Credit Facility, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
		Eurodollar Rate
		+
Pricing		Letters of
Level	Total Leverage Ratio	Credit	Base Rate
1	Greater than 5.50:1.00	3.25%	2.25%
2	Greater than 4.50:1.00	3.00%	2.00%
	but less than or equal
	to 5.50:1.00
3	Greater than 3.50:1.00	2.75%	1.75%
	but less than or equal
	to 4.50:1.00
4	Greater than 2.50:1.00	2.50%	1.50%
	but less than or equal
	to 3.50:1.00
5	Less than or equal to	2.25%	1.25%
	2.50:1.00

               Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

               “Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

               “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

               “Arranger” means BAS, in its capacity as sole lead arranger and sole book manager.

               “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

               “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

               “Audited Financial Statements” means the audited consolidated balance sheets of Holdings and its Subsidiaries, and the Company and its Subsidiaries, in each case for the three fiscal years ended December 31, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of Holdings and its Subsidiaries, and the Company and its Subsidiaries, including the notes thereto.

               “Availability Period” means the period from and including the Closing Date to in the case of the Revolving Credit Facility, the earliest of (i) the Maturity Date for such Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

               “Bank of America” means Bank of America, N.A. and its successors.

               “BAS” means Banc of America Securities LLC and its successors.

               “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

               “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

               “Borrower” has the meaning specified in the introductory paragraph hereto.

               “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

               “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

               “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that the term “Capital Expenditures” shall exclude (a) any expenditures for the Information Technology Upgrade in an aggregate amount under this clause (a) not to exceed $3,000,000 per Fiscal Year and (b) Investments permitted by Section 7.03(i).

               “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

               “Cash Collateral Account” means a blocked, non-interest bearing deposit account at Bank of America in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

               “Cash Collateralize” has the meaning specified in Section 2.03(g).

               “Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

     (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

     (d) Investments, classified in accordance with GAAP as Current Assets of Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

     (e) in the case of any Foreign Subsidiary: (i) local currency held by such Foreign Subsidiary from time to time in the ordinary course of business; (ii) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which such Foreign Subsidiary is organized and is conducting business having maturities of not more than one year from the date of acquisition and (iii) investments of the type and maturity described in clauses (b) and (c) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses; provided that the aggregate amount of any obligations and investments that are at any time outstanding pursuant to subclauses (ii) and (iii) of this clause (e) may not exceed the U.S. dollar equivalent of $10,000,000.

               “Cash Management Bank” means any Lender or Affiliate of a Lender in its capacity as a provider of cash management services to any Loan Party.

               “Cash Management Obligations” means the Obligations of any Loan Party for cash management services that are provided by a Cash Management Bank and that are secured by the Collateral Documents.

               “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

               “Change of Control” means, an event or series of events by which:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or

     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities,

     (d) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

     (e) a “change of control” or any comparable term under, and as defined in, Senior Subordinated Notes Indenture shall have occurred.

               “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

               “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute and the regulations promulgated thereunder.

               “Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

               “Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, the German Law Pledge Agreement, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

               “Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

               “Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

               “Company” has the meaning specified in the Preliminary Statements to this Agreement.

               “Compliance Certificate” means a certificate substantially in the form of Exhibit D.

               “Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for the total amount of Federal, state, local and foreign income tax expense by Holdings and its Subsidiaries for such period, as set forth on the related statement of income or operations, (iii) depreciation and amortization expense, (iv) any extraordinary or other non-recurring charges, expenses or losses of Holdings and its Subsidiaries reducing such Consolidated Net Income and gains on the sales of assets not in the ordinary course of business (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period) up to a maximum aggregate amount under this clause (iv) of $10,000,000 (of which no more than an aggregate of $5,000,000 can be cash charges, expenses or losses), (v) the Company’s costs incurred in connection with its withdrawn initial public offering and this Transaction through the Closing Date; provided that the maximum amount of costs incurred under this clause (v) shall not exceed $15,000,000 (of which no more than an aggregate of $12,000,000 can be cash costs), (vi) restructuring and integration costs incurred in connection with the Transaction through December 31, 2005; provided that the maximum amount of costs incurred under this clause (vi) shall not exceed $5,000,000, (vii) non-cash stock option-based compensation expenses and (viii) transaction fees and expenses related to attempted or completed acquisitions (other than the Transaction) up to a maximum aggregate amount of $1,000,000 during any period of four consecutive Fiscal Quarters and minus, without duplication, (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Holdings and its Subsidiaries for such period and (ii) all non cash items increasing Consolidated Net Income for such period; provided that “Consolidated EBITDA” shall, for purposes of calculating compliance with the financial ratios in Section 7.10, be (1) increased for any applicable period in which the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, or a division or business unit of, any Person, has occurred, by the Consolidated EBITDA of the Person or assets being acquired using the historical financial statements (including audited financial statements, to the extent available) for such Person and (2) decreased for any applicable period in which the Disposition of all of the Equity Interests in, or all or substantially all of the property and assets of, or a division or business unit of, any Person, has occurred, by, in each case, the Consolidated EBITDA of the Person or assets being Disposed of using the historical financial statements (including audited financial statements, to the extent available) for such Person, and all such adjustments to the Consolidated EBITDA of Holdings and its Subsidiaries as specified in the foregoing clauses (1) and (2) shall be accompanied by a certification of a Responsible Officer of Holdings stating that such adjustments have been prepared in accordance with GAAP (where applicable).

               “Consolidated Interest Charges” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Holdings and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of Holdings and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

               “Consolidated Net Income” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, the net income of Holdings and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

               “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

               “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

               “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

               “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

               “Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

               “Current Liabilities” means, with respect to any Person, all items (including, without limitation, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (d) of the definition thereof) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person.

               “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

               “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

               “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to the Base Rate for Term Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2.0% per annum.

               “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

               “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

               “Dollar” and “$” mean lawful money of the United States.

               “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

               “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing, the Borrower and (iii) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender (each such approval not to be unreasonably withheld or delayed; it being understood that if the Administrative Agent does not provide either a negative or affirmative response to an approval request within 10 days, such approval shall be deemed to have been given); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

               “Empi Existing Credit Agreement” means that certain Credit Agreement dated as of November 24, 2003 among the Company, Empi Corp., the agents and lenders party thereto and JPMorgan Chase Bank, as administrative agent.

               “Encore Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 26, 2003 among Holdings, each of Holdings’ subsidiaries party thereto, the agents and lenders party thereto and Bank of America, as agent.

               “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, including common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

               “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Contaminant, (c) exposure to any Contaminant, (d) the release or threatened release of any Contaminant into the environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

               “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

               “Equipment” has the meaning specified in Section 1(a) of the Security Agreement.

               “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

               “ERISA” means the Employee Retirement Income Security Act of 1974.

               “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

               “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

               “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

               “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

               “Event of Default” has the meaning specified in Section 8.01.

               “Excess Cash Flow” means, for any period (without duplication), (a) Consolidated Net Income for such period, plus (b) an amount equal to the aggregate amount of all noncash charges deducted in determining the Consolidated Net Income for such period, plus (c) an amount (whether positive or negative) equal to the change in consolidated Current Liabilities of Holdings and its Subsidiaries during such period, less (d) an amount equal to the aggregate amount of all noncash credits included in determining the Consolidated Net Income for such period, less (e) an amount (whether positive or negative) equal to the change in consolidated Current Assets (excluding cash and Cash Equivalents) of Holdings and its Subsidiaries during such period, less (f) an amount equal to the aggregate amount of all Capital Expenditures made in cash by Holdings and its Subsidiaries during such period in accordance with this Agreement, less (g) an amount equal to any expenditures for the Information Technology Upgrade not to exceed $3,000,000 in any Fiscal Year less (h) an amount equal to the aggregate amount of all Required Principal Payments made by Holdings and its Subsidiaries during such period in accordance with this Agreement, and the aggregate principal amount of all prepayments made pursuant to Section 2.05 during such period (so long as each such prepayment resulted in a corresponding permanent commitment reduction pursuant to Section 2.06 at the time of such prepayment).

               “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability, other than as a result of a Change in Law, to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a); provided, that this clause (c) shall not apply to any tax imposed on a Foreign Lender in connection with an interest or participation in any Loan or other obligation that such Foreign Lender was required to acquire pursuant to Section 2.13.

               “Existing Credit Agreements” means, collectively, the Encore Existing Credit Agreement and the Empi Existing Credit Agreement

               “Existing Letters of Credit” means the letters of credit specified on Schedule 1.01(a).

               “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business (net of all out-of-pocket expenses, if any,

incurred by Holdings or its Subsidiaries in connection therewith), including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(ii) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

               “Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

               “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

               “Fee Letter” means the letter agreement, dated August 6, 2004 among Holdings, the Administrative Agent, the Arranger and Bank of America Bridge LLC.

               “Fiscal Quarter” means one of four quarters, consisting of a period of thirteen weeks in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and the last of such quarters ending on December 31 of such Fiscal Year.

               “Fiscal Year” means a fiscal year of Holdings and its Subsidiaries ending on December 31 in any calendar year.

               “Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for the period of the four prior Fiscal Quarters ending on such date to (b) the sum of (i) Consolidated Interest Charges for such period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions of outstanding debt for borrowed money made during such period, (iii) all Federal and state income taxes of Holdings and its Subsidiaries paid in cash for such period and (iv) the aggregate amount of all Restricted Payments paid in cash by or on behalf of the Borrower during such period plus (v) any contingent consideration based on future operating performance of an acquired entity or assets or other purchase price adjustment or indemnification obligation paid (or less any such amounts received) by or on behalf of Holdings or any of its Subsidiaries during such period, following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition; provided that, for the period of the first four Fiscal Quarters of the Borrower following the Closing Date, the Fixed Charge Coverage Ratio shall be determined on a pro-forma basis, as though the Merger had been consummated on the first day of the applicable testing period.

               “Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

               “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

               “Foreign Plan” has the meaning specified in Section 5.12(d).

               “Foreign Subsidiary” means, at any time, each of the direct or indirect Subsidiaries of Holdings that is not a Domestic Subsidiary at such time.

               “FRB” means the Board of Governors of the Federal Reserve System of the United States.

               “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

               “Funded Debt” means, with respect to any Person (a) Indebtedness in respect of the Credit Extensions, in the case of the Borrower and (b) all other Indebtedness of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

               “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

               “German Law Pledge Agreement” has the meaning specified in Section 4.01(a)(vi).

               “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

               “Granting Lender” has the meaning specified in Section 10.06(h).

               “Guarantors” means, collectively, Holdings, the Subsidiaries of the Borrower listed on Schedule I and each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

               “Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

               “Guaranty” means, collectively, each Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F-1 or F-2, as applicable, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

               “Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

               “Holdings” has the meaning specified in the introductory paragraph hereto.

               “Honor Date” has the meaning specified in Section 2.03(c)(i).

               “Immaterial Subsidiary” means, as of any date of determination, any direct or indirect Subsidiary of Holdings that (a) has assets with an aggregate fair market value of less than $500,000 or (b) had revenues of less than $500,000 during the most recently completed 12-month period.

               “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

     (c) net obligations of such Person under any Swap Contract;

     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which each such trade payable or account payable was created (except for any such past due accounts which such Person is contesting in good faith by appropriate proceedings diligently pursued and for which such Person has established proper reserves as required under GAAP) and (ii) earn-outs and other contingent payments in respect of acquisitions until such liability on account of any such earn-out or contingent payment becomes fixed and determinable);

     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the book value of such property as would be shown on a balance sheet of such Person prepared in accordance with GAAP;

     (f) all Attributable Indebtedness;

     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

     (h) all Guarantees of such Person in respect of any of the foregoing.

               For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

               “Indemnification Escrow Agreement” means that certain agreement dated as of October 4, 2004, among Holdings, MPI Holdings, LLC and the escrow agent specified therein.

               “Indemnified Taxes” means Taxes other than Excluded Taxes.

               “Indemnitees” has the meaning specified in Section 10.04(b).

               “Information” has the meaning specified in Section 10.07.

               “Information Memorandum” means the information memorandum dated September, 2004 used by the Arranger in connection with the syndication of the Commitments.

               “Information Technology Upgrade” means the implementation of Oracle applications and other applications to support the business of Holdings and its Subsidiaries, including customization of programming, servers and other hardware components, implementation services, application software and data storage to support the implementation.

               “Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

               “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

               “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

               “Inventory” has the meaning specified in Section 1(b) of the Security Agreement.

               “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, it is understood that the following shall not constitute “Investments” hereunder: (a) acquisitions of Equipment to be used in the business of Holdings or any of its Subsidiaries, so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder and (b) acquisitions of Inventory in the ordinary course of business of Holdings and its Subsidiaries.

               “IP Security Agreement Supplement” has the meaning specified in Section 1(f)(vi) of the Security Agreement.

               “IRS” means the United States Internal Revenue Service.

               “ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

               “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

               “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor the L/C Issuer and relating to any such Letter of Credit.

               “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

               “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

               “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

               “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

               “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

               “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

               “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

               “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

               “Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

               “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

               “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

               “Letter of Credit Fee” has the meaning specified in Section 2.03(i).

               “Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

               “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

               “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

               “Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Issuer Document and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) each Issuer Document, (vi) the Fee Letter and (vii) each Secured Hedge Agreement.

               “Loan Parties” means, collectively, the Borrower and each Guarantor.

               “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, actual liabilities or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

               “Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) October 4, 2009 and (ii) the date of termination in whole of the Term Commitments, the Revolving Credit Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06 or 8.02, and (b) with respect to the Term Facility, the earlier of (i) October 4, 2010 and (ii) the date of termination in whole of the Term Commitments, the Revolving Credit Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06 or 8.02.

               “Maximum Rate” has the meaning specified in Section 10.09.

               “Merger” has the meaning specified in the Preliminary Statements to this Agreement.

               “Merger Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

               “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

               “Mortgage” has the meaning specified in Section 4.01(a)(iv).

               “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

               “Net Cash Proceeds” means:

     (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; and

     (b) with respect to the sale or issuance of any Equity Interest by Holdings, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by Holdings in connection therewith.

               “Note” means a Term Note or a Revolving Credit Note, as the context may require.

               “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

               “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

               “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

               “Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the by the Borrower of Unreimbursed Amounts.

               “Participant” has the meaning specified in Section 10.06(d).

               “Partnership” means Encore Medical, L.P., a Delaware limited partnership.

               “Partnership Agreement” means that certain Agreement of Limited Partnership of the Partnership dated as of February 7, 2002 between Encore Medical GP, as sole general partner, and Encore Medical Partners, Inc., as limited partner (as amended (including Amendment and Consent No. 1 dated the Closing Date), amended and restated, supplemented and otherwise modified from time to time).

               “PBGC” means the Pension Benefit Guaranty Corporation.

               “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

               “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

               “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

               “Pledged Debt” has the meaning specified in Section 1(d)(v) of the Security Agreement.

               “Pledged Equity” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

               “Pledged Partnership Interests” has the meaning specified in Section 1(d)(vi) of the Security Agreement.

               “Proprietary Rights” of any Person means, collectively, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights owned by such Person, or which such Person possesses the right to use.

               “Reduction Amount” has the meaning set forth in Section 2.05(b)(viii).

               “Register” has the meaning specified in Section 10.06(c).

               “Related Documents” means the Merger Agreement, the Voting Agreement, the Adjustment Escrow Agreement and the Indemnification Escrow Agreement.

               “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

               “Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any real property or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, or real property or other property.

               “Reorganization” means the transaction occurring on or prior to the Closing Date pursuant to which the Borrower acquires ownership of all of the shares of capital stock of each direct Subsidiary of Holdings (other than the Borrower), such that the Borrower owns directly or indirectly all of the shares of capital stock of the Subsidiaries of Holdings (other than the Borrower).

               “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

               “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

               “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

               “Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions of outstanding Funded Debt made during such period.

               “Responsible Officer” means the chief executive officer, president, chief financial officer, executive vice president or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

               “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

               “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

               “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

               “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

               “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

               “Revolving Credit Loan” has the meaning specified in Section 2.01(b).

               “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

               “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

               “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

               “Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

               “Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

               “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

               “Security Agreement” has the meaning specified in Section 4.01(a)(iii).

               “Security Agreement Supplement” has the meaning specified in Section 24(b) of the Security Agreement.

               “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               “Specified Payment” means that portion (in an amount not to exceed $6,000,000) of that certain tax refund received by or on behalf of the Company in respect of periods prior to and including the Closing Date, required to be paid to certain former shareholders of the Company pursuant to Section 1.5(e) of the Merger Agreement.

               “Subordinated Notes” means the 9.75% unsecured senior subordinated notes of the Borrower due October 2012 in an aggregate principal amount of $165,000,000, issued and sold on the Closing Date pursuant to the Subordinated Notes Indenture on terms satisfactory to the Administrative Agent.

               “Subordinated Notes Documents” means the Subordinated Notes Indenture, the Subordinated Notes and all other agreements, instruments and other documents pursuant to which the Subordinated Notes have been or will be issued or otherwise setting forth the terms of the Subordinated Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent permitted under the terms of the Loan Documents.

               “Subordinated Notes Indenture” means that certain indenture dated as of the Closing Date between the Borrower and Wells Fargo Bank Texas, National Association, as trustee, relating to the issuance and sale of the Subordinated Notes.

               “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

               “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

               “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

               “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

               “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

               “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

               “Swing Line Loan” has the meaning specified in Section 2.04(a).

               “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

               “Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

               “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including, without limitation, sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person or any of its Subsidiaries, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

               “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

               “Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

               “Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

               “Term Facility” means, at any time, the aggregate Term Commitments or Term Loans, as applicable, of all Lenders at such time.

               “Term Loan” means an advance made by any Term Lender under the Term Facility.

               “Term Lender” means, at any time, any Lender that has a Term Commitment or Term Loan, as applicable, at such time.

               “Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

               “Threshold Amount” means $2,000,000.

               “Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended; provided that, for the period of the first four Fiscal Quarters of the Borrower following the Closing Date, the Total Leverage Ratio shall be determined on a pro-forma basis, as though the Merger had been consummated on the first day of the applicable testing period.

               “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

               “Transaction” means, collectively, (a) the consummation of the Merger, (b) the issuance and sale of the Subordinated Notes, (c) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Subordinated Notes Documents and the Related Documents to which they are or are intended to be a party, (d) the refinancing of certain outstanding Indebtedness of Holdings and its Subsidiaries and the termination of all commitments thereunder, (e) the refinancing of certain outstanding indebtedness of the Company and its Subsidiaries and the termination of all commitments thereunder, (f) the organization of the Borrower and (g) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

               “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

               “United States” and “U.S.” mean the United States of America.

               “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

               “Voting Agreement” means that certain agreement dated as of August 8, 2004, among Holdings, MPI Holdings, LLC, GE Capital Equity Investments, Inc., H. Philip Vierling and Patrick D. Spangler.

               1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

               (a) The phrase “to the knowledge of” Holdings, Borrower, the Subsidiaries or any combination thereof will be deemed to mean the knowledge of a particular fact or other matter if any Responsible Officer is aware of such fact or matter.

               (b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

               (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

               (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

               1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

               (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

               1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

               1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

               1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. Further, and notwithstanding anything to the contrary contained herein, it is understood that the Existing Letter of Credit is denominated in Euros and will be valued in Dollars for purposes of repayment in a manner reasonably determined by the L/C Issuer and the Administrative Agent.

               1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by Bank of America in New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

               2.01 The Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan (consisting of a Term Loan pursuant to the Term Facility in an amount equal to its Applicable Percentage of the Term Facility) to the Borrower on the Closing Date. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

               (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

               2.02 Borrowings, Conversions and Continuations of Loans.

               (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

               (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

               (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

               (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

               (e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect.

               (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

               (g) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select (i) Eurodollar Rate for the initial Credit Extension hereunder and (ii) Interest Periods for Eurodollar Rate Loans that have a duration of more than one month during the period from the date hereof to April 31, 2005 (or such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Borrower and the Lenders)

               2.03 Letters of Credit.

               (a) The Letter of Credit Commitment.

          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or certain Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

          (ii) The L/C Issuer shall not issue any Letter of Credit if:

          (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

          (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

          (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

          (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

          (B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

          (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

          (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

          (E) such Letter of Credit is to be denominated in a currency other than Dollars; or

          (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

          (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

          (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

               (b) Procedures for Issuance and Amendment of Letters of Credit.

          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

          (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

          (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

               (c) Drawings and Reimbursements; Funding of Participations.

          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

          (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

          (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

               (d) Repayment of Participations.

          (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

          (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

               (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

          (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

          (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

          (v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower or any Subsidiary in respect of such Letter of Credit; or

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

               The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

               (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

               (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c). “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at Bank of America as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

               (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby

Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

               (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage (i) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

               (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

               (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

               (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

               2.04 Swing Line Loans.

               (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

               (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

               (c) Refinancing of Swing Line Loans.

          (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

          (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

          (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

          (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

               (d) Repayment of Participations.

          (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

          (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

               (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

               (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

               2.05 Prepayments.

               (a) Optional. (i) the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the Term Facility and to the principal repayment installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages.

               (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

               (b) Mandatory. (i) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to, in the case where the Total Leverage Ratio is (1) 3.5:1.0 or more, 75% of, and (2) less than 3.5:1.0, 50% of, in each case, Excess Cash Flow for the fiscal year covered by such financial statements, commencing with the period ending on December 31, 2005.

               (ii) If any Loan Party or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(b), (c), (d) and (e)) which in the aggregate results in the realization by any Loan Party or such Subsidiary of Net Cash Proceeds (determined as of the date of such Disposition, whether or not such Net Cash Proceeds are then received by such Loan Party or Subsidiary), in excess of $250,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or Subsidiary; provided, however, that, with respect to any Net Cash Proceeds realized (x) under a Disposition described in this Section 2.05(b)(ii) or (y) proceeds of insurance and condemnation awards described in Section 2.05(b)(v), at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or within 5 Business Days after the date of such Disposition or the receipt of such insurance proceeds or condemnation awards), and so long as no Default shall have occurred and be continuing, such party may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days following receipt of such Net Cash Proceeds such purchase shall have been consummated or a binding contract in respect of the application of such proceeds is entered into within such 180 day period and the application thereof is made within 90 days thereafter; provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

               (iii) Upon the sale or issuance by Holdings or any of its Subsidiaries of any of its Equity Interests, the Borrower shall prepay an aggregate principal amount of Loans equal to, in the case where the Total Leverage Ratio is (1) 3.5:1.0 or more, 75% of, and (2) less than 3.5:1.0, 50% of, in each case, all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or Subsidiary.

               (iv) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02, other than Section 7.02(b)(J)(2)), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

               (v) Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries (other than the Specified Payment), and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom to the extent not reinvested in operating assets within 180 days following receipt of such Net Cash Proceeds or in respect of which a binding contract for the application of such proceeds is not entered into within such 180 day period and the application thereof is not made within 90 days thereafter by any Loan Party or such Subsidiary.

               (vi) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vi) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

               (vii) Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof on a pro- rata basis and shall be paid to each Lender in accordance with its respective Applicable Percentage and, thereafter, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b).

               (viii) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of this Section 2.05(b), first, shall be applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, shall be applied to prepay Swing Line Loans outstanding at such time until all such Swing Line Loans are paid in full, third, shall be applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full and, fourth, shall be used to Cash Collateralize the L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time and the L/C Obligations have been Cash Collateralized in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii); provided that the Revolving Credit Facility shall not be reduced below $15,000,000. Upon the drawing of any Letter of Credit, which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

               (ix) Notwithstanding any of the other provisions of clause (ii), (iii), (iv) or (v) of this Section 2.05(b), so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii), (iv) or (v) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii), (iii), (iv) or (v) of this Section 2.05(b) to be applied to prepay Loans exceeds $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (x)) but which have not previously been so applied.

               (x) Anything contained in this Section 2.05(b) to the contrary notwithstanding, (A) if, following the occurrence of any “Asset Sale” (as such term is defined in the Subordinated Notes Indenture) by any Loan Party or any of its Subsidiaries, the Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Proceeds” (as defined in the Subordinated Notes Indenture) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse the Borrower from being required to make an “Asset Sale Offer” (as defined in the Subordinated Notes Indenture) in connection with such “Asset Sale”, and the Borrower shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 60 days before the applicable Commitment Date or Application Date, as the case may be, or (B) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Net Proceeds”, and, within 60 days thereafter assuming no further application or commitment of an amount equal to such “Net Proceeds” the Borrower would otherwise be required to make an “Asset Sale Offer” in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such “Net Proceeds” to be applied to the payment of the Loans and L/C Borrowings and to Cash Collateralize the L/C Obligations in the manner set forth in Section 2.05(b) in such amounts as shall excuse the Borrower from making any such “Asset Sale Offer”.

               2.06 Termination or Reduction of Commitments.

               (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

               (b) Mandatory. (i) The Term Facility shall be automatically and permanently reduced on the date of the Term Borrowing (after giving effect to the Term Borrowing), and from time to time thereafter upon each repayment or prepayment of the outstanding Term Loans, by an amount equal to the amount by which (A) the Term Facility immediately prior to such reduction exceeds (B) the aggregate principal amount of all Term Loans outstanding at such time.

               (ii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i),(ii), (iii), (iv) or (v) by an amount equal to the applicable Reduction Amount; provided that the Revolving Credit Facility shall not be reduced below $15,000,000.

               (iii) If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

               (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment under this Section 2.06. Each reduction of the unused portion of the Term Commitments pursuant to Section 2.06(a) shall be applied to the Term Facility and to the principal repayment installments thereof on a pro rata basis. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Applicable Percentage of the amount by which such Facility is reduced. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

               2.07 Repayment of Loans.

               (a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
March 30, 2005	$1,875,000
June 30, 2005	$1,875,000
September 30, 2005	$1,875,000
December 31, 2005	$1,875,000
March 30, 2006	$1,875,000
June 30, 2006	$1,875,000
September 30, 2006	$1,875,000
December 31, 2006	$1,875,000
March 30, 2007	$1,875,000
June 30, 2007	$1,875,000
September 30, 2007	$1,875,000
December 31, 2007	$1,875,000
March 30, 2008	$3,750,000
June 30, 2008	$3,750,000
September 30, 2008	$3,750,000
December 31, 2008	$3,750,000
March 30, 2009	$3,750,000
June 30, 2009	$3,750,000
September 30, 2009	$3,750,000
December 31, 2009	$3,750,000
March 30, 2010	$24,375,000
June 30, 2010	$24,375,000
September 30, 2010	$24,375,000
October 4, 2010	$24,375,000

provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

               (b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Advances outstanding on such date.

               (c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the first Business Day of the next succeeding calendar month after the date on which such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

               2.08 Interest.

               (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

               (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

               (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

               (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

               (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

               (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

               2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

               (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans (excluding Swing Line Borrowings) and (B) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the applicable Facility. The commitment fee shall be calculated quarterly in arrears.

          (b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

          (ii) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

          2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          2.11 Evidence of Indebtedness.

          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

          (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

          2.12 Payments Generally; Administrative Agent’s Clawback.

          (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

          (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative

Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

          (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

          (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or make payments pursuant to Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation or make payments pursuant to Section 10.04(c).

          (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          (f) Authorization. The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender,

under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

          (g) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (A) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

          2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of the applicable Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

          3.01 Taxes.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, with respect to payments hereunder or under the Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (in each case other than in respect of payments of de minimis amounts).

          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments hereunder or under any other Loan

Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or other applicable Form W-8), or

     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

          (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer (i) to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such refund other than performing ministerial acts necessary to be entitled to receive such refund or (ii) to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

          3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

          3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

          3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

          (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes which shall be governed by Section 3.01 and any change in the rate of any Excluded Tax payable by such Lender or the L/C Issuer); or

     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

          (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

          (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

          3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

          3.06 Mitigation Obligations; Replacement of Lenders.

          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

          3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

          4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (subject to Section 6.21) of the following conditions precedent:

     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

     (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

     (iii) a security agreement, in substantially the form of Exhibit G hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

     (A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

     (B) copies of proper financing statements, duly prepared for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

     (C) evidence of the insurance required by the terms of the Security Agreement, and

     (D) evidence that all other action that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

     (iv) deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, in a form satisfactory to the Administrative Agent and covering the properties listed on Schedule 4.01(a)(iv) (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

     (B) evidence of the insurance required by the terms of the Mortgages, and

     (C) evidence that all other action that the Administrative Agent may deem necessary in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

     (v) an intellectual property security agreement, in substantially the form of Exhibit H hereto (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been taken;

     (vi) a pledge agreement, in substantially the form of Exhibit J hereto (the “German Law Pledge Agreement”), duly executed by the applicable Loan Party, together with evidence that all action that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created thereunder has been taken;

     (vii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

     (viii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

     (ix) a favorable opinion of (a) Jackson Walker, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form of Exhibit I and (b) other special counsel to the Loan Parties in Tennessee, South Dakota, Minnesota and Nevada, addressed to Administrative Agent and each Lender, as to the matters that the Administrative Agent may deem necessary;

     (x) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

     (xi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

     (xii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (B) that the (1) Total Leverage Ratio is not greater than 5.60:1.0 and (2) ratio of all Credit Extensions to Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended is not greater than 2.80:1.0, in each case under clauses (1) and (2), as calculated as of the Closing Date on a pro-forma basis giving effect to the Transaction with supporting calculations in reasonable detail; (C) that the pro forma financial statements delivered pursuant to clause (xii)(D) below and the forecasts delivered pursuant to clause (xii)(E) below were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the then existing conditions; and (D) as to the Solvency of each Loan Party before and after giving effect to the Transaction;

     (xiii) such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have requested, including, without limitation, (A) information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans and Multiemployer Plans, collective bargaining agreements and other arrangements with employees, (B) the Audited Financial Statements, (C) interim financial statements dated the end of the most recent Fiscal Quarter for which financial statements are available (or, in the event the Lenders’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the initial Credit Extension), (D) pro forma financial statements as to Holdings and its Subsidiaries giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the most recently completed fiscal month and (E) forecasts prepared by management of the Borrower, in form and substance satisfactory to the Lead Arranger and the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the day of the initial Credit Extension and on an annual basis for each year thereafter until the Maturity Date of the Term Facility;

     (xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, and endorsements naming the Administrative Agent, on behalf of and for the benefit of the Lenders, as an additional insured or loss payee, as the case may be, under such insurance policies;

     (xv) certified copies of a certificate of merger or other confirmation satisfactory to the Administrative Agent of the consummation of the Merger from the Secretary of States of Delaware and Minnesota;

     (xvi) certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Administrative Agent, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

     (xvii) a Notice of Borrowing and, if applicable, Notice of Issuance, relating to the initial Credit Extension;

     (xviii) evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are terminated and all Liens securing obligations thereunder have been or concurrently with the Closing Date are released; and

     (xix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

          (b) All fees required to be paid on or before the Closing Date shall have been paid.

          (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, (ii) purports to affect the Transaction or any portion thereof or the ability of the Borrower or any other Loan Party to perform their respective obligations under the Loan Documents, or (iii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

          (d) All governmental authorizations and all third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any Governmental Authority, and no Law shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

          (e) The Merger shall have been consummated strictly in accordance with the terms of the Merger Agreement, without any waiver or amendment not consented to by the Lenders of any term, provision or condition set forth therein, and in compliance with all applicable requirements of Law.

          (f) The Borrower shall have received $165,000,000 in gross proceeds from the sale of the Subordinated Notes.

          (g) The Reorganization shall have been consummated.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

          4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

     (d) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

          Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

          Each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

          5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws (such compliance to include, without limitation, compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, and with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 and all other laws and regulations relating to money laundering and terrorist activities); except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other similar organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. No Loan Party or any of its Subsidiaries is in violation of any Law or in breach of any such Contractual Obligation, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

          5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) other than the filing of the Uniform Commercial Code financing statements referred to in the Security Agreement, the recording of the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the recording of the Mortgages or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All applicable waiting periods in connection with the Transaction have expired or terminated without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Merger has been consummated in accordance with the Merger Agreement and applicable Law.

          5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

          5.05 Financial Statements; No Material Adverse Effect.

          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

          (b) The unaudited consolidated financial statements of Holdings and its Subsidiaries, dated July 3, 2004, and the Company and its Subsidiaries, dated June 30, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material Indebtedness and other liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

          (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

          (d) The consolidated pro forma balance sheet of Holdings and its Subsidiaries, dated July 3, 2004, and the related consolidated pro forma statements of income and cash flows of Holdings and its Subsidiaries for the two quarters then ended, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

          (e) The consolidated forecasted balance sheets, statements of income and statements of cash flows of Holdings and its Subsidiaries delivered to the Lenders pursuant to Section 4.01 or 5.05 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

          5.06 Litigation. There is no pending, or to the best of Holdings’ knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

          5.07 No Default. Neither Holdings nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transaction.

          5.08 Ownership of Property; Liens; Investments.

          (a) Each Loan Party and each of its Subsidiaries has good and indefeasible title in fee simple to, or valid leasehold interests in, all real property used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all record Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of Holdings and its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

          (c) Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and management’s estimate of the fair value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

          (d) (i) Set forth on Schedule 5.08(d)(i) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as such could not reasonably be expected to have a Material Adverse Effect.

          (ii) Set forth on Schedule 5.08(d)(ii) hereto is a complete and accurate list of all leases of real property under which any Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except as such could not reasonably be expected to have a Material Adverse Effect.

          (e) Set forth on Schedule 5.08(e) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

          5.09 Environmental Compliance.

          (a) Holdings and its Subsidiaries have complied in all material respects with all Environmental Laws and neither Holdings nor any of its Subsidiaries nor any of its or their presently or previously owned real property or presently conducted or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant that could reasonably be expected to result in a Material Adverse Effect.

          (b) Holdings and its Subsidiaries have each obtained all permits necessary for its current operations under Environmental Laws, and all such permits are in good standing, and Holdings and the Borrower are each in compliance with all material terms and conditions of such permits, except to the extent that any such noncompliance could reasonably be expected to result in a Material Adverse Effect.

          (c) Neither Holdings nor any of its Subsidiaries, nor to Holdings’ knowledge, any of its or its Subsidiaries’ predecessors in interest has in violation of any Environmental Law stored, treated, or disposed of any hazardous waste (as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law) that could reasonably be expected to result in a Material Adverse Effect.

          (d) Neither Holdings nor any of its Subsidiaries has received any summons, complaint, order, or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release, threatened Release of or exposure to a Contaminant.

          (e) To Holdings’ knowledge, none of the present or past operations of Holdings or any of its Subsidiaries is the subject of any current investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

          (f) Except as set forth on Schedule 5.09, there is not now, nor to Holdings’ knowledge has there ever been, on or in the real property of Holdings or any of its Subsidiaries, in violation of Environmental Laws:

     (i) any underground storage tanks or surface impoundments,

     (ii) any asbestos-containing material, or

     (iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers, or other equipment.

          (g) Except as set forth on Schedule 5.09, neither Holdings nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

          (h) Neither Holdings nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on Holdings or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

          (i) No Environmental Lien has attached to the real property of Holdings or any of its Subsidiaries.

          5.10 Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Holdings and/or are self-insured, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings, the Borrower or the applicable Subsidiary operates.

          5.11 Taxes. Each of Holdings and its Subsidiaries have filed all federal and other tax returns and reports required to be filed (or appropriate extensions have been timely filed), and have paid all federal and other taxes, assessments, fees, and other governmental charges levied or imposed upon it or its properties, income, or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Lien permitted under the Loan Documents. The Merger will not be taxable to Holdings or any of its Subsidiaries.

          5.12 ERISA Compliance.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) Except for instances, if any, which together do not give rise to liability in excess of $1,000,000 in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, and no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

          (d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

     (A) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

     (B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

     (C) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

          5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Each Loan Party has no equity investments in any other corporation or entity. All of the outstanding Equity Interests in Holdings have been validly issued, are fully paid and non-assessable. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

          5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

          (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

          5.15 Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement, or certificate furnished by or on behalf of any Loan Party to the Administrative Agent or Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

          5.16 Compliance with Laws. None of Holdings or any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

          5.17 Intellectual Property; Licenses, Etc. Schedule 5.17 sets forth (a) a correct and complete list of all of Holdings’ and each of its Subsidiaries’ Proprietary Rights and (b) all trade names or styles under which Holdings or any of its Subsidiaries will sell inventory or create accounts, or to which instruments in payment of accounts may be made payable. None of the Proprietary Rights listed in Schedule 5.17 is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17. The Proprietary Rights described on Schedule 5.17 constitute all of the property of such type necessary to the current and anticipated future conduct of Holdings’ and each of its Subsidiaries’ business. To the best of Holdings’ knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by Holdings or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is, to the knowledge of Holdings, pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard, or code is pending or, to the knowledge of Holdings, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

          5.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

          5.20 Perfection. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral (a) except in the case of Liens that would have priority over the Administrative Agent’s Liens pursuant to any Requirement of Law, (b) except for Liens in certificated vehicles, and Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) except for Liens permitted by Section 7.01(b).

          5.21 Food and Drug. Set forth on Schedule 5.21 is a correct and complete list of all permits, licenses, and approvals that are required under the laws, rules, and regulations of the United States Food and Drug Administration (the “FDA”) that are applicable to Holdings and its Subsidiaries (the “FDA Laws”) for the operation of the business of Holdings and its Subsidiaries (collectively, the “FDA Permits”) the failure of which to obtain could reasonably be expected to result in a Material Adverse Effect. Except as which could not reasonably be expected to result in a Material Adverse Effect, Holdings and/or its Subsidiaries has all applicable FDA Permits, all of which (a) are valid and in full force and effect, (b) have not been reversed, stayed, set aside, annulled, or suspended, (c) are not subject to any conditions or requirements that are not generally imposed on the holders thereof, and (d) constitute the only licenses, permits, authorizations, consents, and approvals required from the FDA for the operation of the business of Holdings and its Subsidiaries as currently conducted and as contemplated by the Loan Documents. Without limitation on the foregoing representations and warranties in this Section 5.21:

          (a) Holdings and/or its Subsidiaries are in material compliance with all applicable FDA Laws, including, without limitation, current good manufacturing practice requirements;

          (b) Holdings and/or its Subsidiaries are registered with the FDA, to the extent such registration is required by any FDA regulations, and the products of Holdings, to the extent required by the FDA Laws, have been approved by the FDA or are the subject of a premarket notification to the FDA and order from the FDA declaring such product to be substantially equivalent to a legally marketed predicate device, to the extent such approval or premarket notification is required by FDA regulations;

          (c) Holdings and/or its Subsidiaries have investigational exemptions for all products requiring such exemptions, and such products have not been and are not being sold or distributed outside the terms of such investigational exemptions;

          (d) except as set forth on Schedule 5.21, there have been no “recalls,” “product corrections,” “removals,” “corrections,” “market withdrawals,” or “stock recoveries” as such terms are defined in the regulations promulgated under the Federal Food, Drug and Cosmetic Act with respect to the products during the five-year period preceding the date hereof;

          (e) there are currently no adverse regulatory compliance issues or actions pending with the FDA and no FDA GMP audits conducted at any of the facilities of Holdings or any of its Subsidiaries have resulted in any material adverse compliance enforcement actions;

          (f) Schedule 5.21 contains a list of Holdings or any of its Subsidiaries that has received an “ISO 9001” certification and “CE” certification; and

          (g) No other permit, license, certificate, authorization or approval is required for Holdings or any of its Subsidiaries from any Governmental Authority, except the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect.

          5.22 Clinical Trials. (a) As may be required under FDA Laws, Holdings and its Subsidiaries have received all investigational exemptions from the FDA (including investigational device exemptions and investigational new drug exemptions) for all products requiring such exemptions (the “Investigational Exemptions”), and such products (i) are being used by Holdings and its Subsidiaries in clinical investigations, trials, studies and otherwise (the “Clinical Trials”, as set forth on Schedule 5.22) in accordance with the terms of the applicable Investigational Exemption, and (ii) have not been and are not being sold or distributed outside the terms of such Investigational Exemptions.

          (b) As required under FDA Laws, the conduct by Holdings and its Subsidiaries of all Clinical Trials conducted during the five-year period preceding the date hereof, and currently being conducted, is in material compliance with all applicable FDA Laws, including, without limitation, current good clinical practice requirements.

          5.23 Other Corrective Actions. Except as set forth on Schedule 5.21, there have been no MAUDE reports, adverse event reports, medical incident reports or “MedWatch Reports” with respect to the products during the five (5) year period preceding the date hereof.

          5.24 State Food and Drug Laws. (a) Set forth on Schedule 5.24 is a correct and complete list of all licenses, permits, authorizations, consents, clearances, and other approvals required under the laws, rules and regulations of each state in which Holdings and its Subsidiaries transact business and/or market and distribute the products (the “States”), and that are applicable to Holdings and its Subsidiaries (the “State Laws”) for the operation of the business of Holdings and its Subsidiaries and the marketing and distribution of its products in the United States (collectively, the “State Permits”), the failure of which to obtain could reasonably be expected to result in a Material Adverse Effect.

          (b) Each of Holdings and its Subsidiaries have all applicable State Permits, all of which (a) are valid and in full force and effect, (b) have not been reversed, stayed, set aside, annulled, or suspended, (c) are not subject to any conditions or requirements that are not generally imposed on the holders thereof, and (d) constitute the only licenses, permits, authorizations, consents, clearances and approvals required from the States for the operation of the business of Holdings and its Subsidiaries and the marketing and distribution of the products in the United States as currently conducted and as contemplated by the Loan Documents, the failure of which to obtain or so be in effect could not reasonably be expected to result in a Material Adverse Effect.

          (c) Each of Holdings and its Subsidiaries are in material compliance with all applicable State Laws, and currently there are no adverse regulatory compliance issues or actions pending with the States, except as which could not reasonably be expected to result in a Material Adverse Effect.

          (d) Each of Holdings and its Subsidiaries are registered as a manufacturing establishment or otherwise with the States to the extent such registration is required by the State Laws.

          5.25 HIPAA. To the extent Holdings or any of its Subsidiaries is a “covered entity” as defined in the Privacy Regulations (45 CFR 160.103) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) or Holdings or any of its Subsidiaries are subject to or covered by the so called “Administrative Simplification” provisions of HIPAA, Holdings and its Subsidiaries are HIPAA-Compliant. For purposes hereof, “HIPAA-Compliant” shall mean that Holdings or its Subsidiaries, as the case may be, is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulations thereunder, becomes effective in accordance with its or their terms, as the case may be.

          5.26 Medicare, Medicaid and Fraud and Abuse. (a) Holdings and each of its Subsidiaries that bill the Medicare program are in compliance with the conditions of participation imposed by the Social Security Act and the Secretary of Health and Human Services. Holdings and its Subsidiaries, as the case may be, have a Medicare provider or supplier agreement and a Medicare provider or supplier number in effect covering each location at which the Holdings and its Subsidiaries, as the case may be, accepts Medicare patients. In addition, Holdings and its Subsidiaries have a Medicaid provider agreement and Medicaid provider number in force in each state in which Holdings or its Subsidiaries bill the Medicaid program.

          (b) Holdings and each of its Subsidiaries has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of Holdings or its Subsidiaries or received any request for information, notice, demand letter or administrative inquiry with respect to any claim from any regulatory agency relating to Medicare or Medicaid. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement.

          (c) None of Holdings, any Subsidiary or any of their respective officers and directors, or any affiliates of Holdings, any Subsidiary or any of their respective officers and directors, has engaged in any activities which are prohibited under the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn), the federal CHAMPUS statute, the Federal False Claims Act (31 U.S.C. § 3729), the regulations promulgated pursuant to such federal statutes, or related state or local statutes or regulations (“Fraud and Abuse Laws”) including but not limited to the following:

     (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

     (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

     (iii) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (i) not provided as claimed, or (ii) false or fraudulent;

     (iv) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure any such benefit or payment;

     (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid, or other state health care program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare, Medicaid or other state health care program; or

     (vi) knowingly or willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3).

          5.27 Absence of Certain Business Practices. None of Holdings, its Subsidiaries, or any officer, director, employee or agent of Holdings or any Subsidiary, nor any other person or entity acting on behalf of Holdings or any Subsidiary, acting alone or together, has: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Holdings or any Subsidiary does business directly or indirectly, or (ii) directly or indirectly, agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the business of Holdings or any Subsidiary (or assisted either Holdings or any Subsidiary in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, could reasonably be expected to subject Holdings or any

Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, except as such could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS

          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

          6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ended 2004), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

     (b) as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each fiscal year of Holdings (commencing with the Fiscal Quarter ended April 2, 2005), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

     (c) as soon as available, but in any event within 30 days after the end of each month (other than for any month ending on the last day of a Fiscal Quarter), a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such month and a consolidated statement of income and a consolidated statement of cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and a consolidated statement of income and a consolidated statement of cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month of the preceding fiscal year, all in reasonable detail and duly certified by the Chief Financial Officer of the Borrower; and

     (d) as soon as available, but in any event no later than 15 days after the end of each fiscal year, forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent, of consolidated balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year and on an annual basis for each fiscal year thereafter until the Maturity Date for the Term Facility.

As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

          6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

     (c) promptly after any request by the Administrative Agent, or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary, or any audit of any of them;

     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

     (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of the Subordinated Notes Indenture or any other indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

     (f) within 30 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

     (g) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

     (h) promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to the Subordinated Notes Indenture, any Related Document or other instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

     (i) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

     (j) as soon as available and in any event within 30 days after the end of each fiscal year, a report supplementing Schedules 5.08(c), 5.08(d)(i) and (ii), 5.08(e) and 5.13 hereto, including an identification of all owned and leased real property disposed of by Holdings or any of its Subsidiaries during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property with a fair market value in excess of $250,000 acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete;

     (k) promptly, and in any event within five (5) Business Days after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the FDA (or comparable agency or Government Authority in any applicable non-U.S. jurisdiction) or any State concerning any ongoing or possible investigation, violation of or other compliance matters (including but not limited to Corrective Actions) in connection with applicable laws, regulations and practices, enforcement or other actions or other inquiry by such agency regarding the Loan Party or any of its Subsidiaries; and

     (l) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

                Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Holdings to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

                The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

                6.03 Notices. Promptly notify the Administrative Agent and each Lender:

     (a) of the occurrence of any Default;

     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) within five Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know, the occurrence of an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code), and, when known, any action taken or threatened by the IRS, the United States Department of Labor (or any successor department or agency; the “DOL”), or the PBGC with respect thereto;

     (d) upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three Business Days after the filing thereof with the PBGC, the DOL, or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL, or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL, or the IRS with respect to any Plan and all communications received by any Loan Party or any ERISA Affiliate from the PBGC, the DOL, or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL, or the IRS, with respect to each Plan by any Loan Party or any ERISA Affiliate;

     (e) upon request, copies of each actuarial report for any Plan or Multiemployer Plan and annual report for any Multiemployer Plan, and within three Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability;

     (f) within three Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase any Loan Party’s annual costs with respect thereto by an amount in excess of $1,000,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Loan Party or any ERISA Affiliate to make a required installment or any other required payment in excess of $200,000 under Section 412 of the Code on or before the due date for such installment or payment;

     (g) within five Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multiemployer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan;

     (h) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;

     (i) of the (A) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory repayment pursuant to Section 2.06(b)(ii), (B) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory repayment pursuant to Section 2.06(b)(iii), (C) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(iv) and (D) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory repayment pursuant to Section 2.05(b)(v); and

     (j) of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

                Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

                6.04 Payment of Obligations. Except as otherwise permitted by the terms of this Agreement, Holdings shall (a) file when due all tax returns and other reports which it is required to file, (b) pay, or provide for the payment of, when due, all taxes, fees, assessments, and other governmental charges against it or upon its property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Administrative Agent, upon request, satisfactory evidence of its timely compliance with the foregoing, and (c) pay when due all obligations owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors, and other like Persons, and all other Indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, Holdings need not pay any tax, fee, assessment, or governmental charge (w) which it is contesting in good faith by appropriate proceedings diligently pursued, (x) for which it has established proper reserves as required under

GAAP, (y) for which no Lien (other than a Lien permitted under the Loan Documents) results from such non-payment, and (z) with respect to which any such tax, fee, assessment, or governmental charge in excess of $250,000, the Borrower has notified the Administrative Agent in writing of any contest described in clause (w) preceding.

                6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that Holdings and its Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

                6.06 Maintenance of Properties. Maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear and damage due to casualty excepted.

                6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Holdings, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

                6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

                6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

                6.10 Inspection Rights. Permit representatives and independent contractors of each Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that the Borrower shall be required to pay the cost of any such field examinations and inspections not more than once in any calendar year; provided further, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

                6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for consummation of the Transaction and paying the related fees and expenses thereof, refinancing the Existing Credit Agreements and for general corporate purposes (including, without limitation, for capital expenditures, acquisitions and working capital) not in contravention of any Law or of any Loan Document.

                6.12 Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (z) the acquisition of any property with a fair market value in excess of $1,000,000 or the construction of any facility with a book value in excess of $1,000,000 by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

     (i) in connection with the formation or acquisition of a Subsidiary, within 10 days after such formation or acquisition, cause each such Subsidiary that is not a Foreign Subsidiary , and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

     (ii) within 10 days after such request, formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary in detail satisfactory to the Administrative Agent,

     (iii) within 30 days after such request, formation or acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties; provided, that, with respect to any Foreign Subsidiary, no more than 66% of the voting Equity Interests of any first-tier Foreign Subsidiary shall be required to be pledged as Collateral,

     (iv) within 30 days after such request, formation or acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

     (v) within 60 days after such request, formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request,

     (vi) as promptly as practicable after such request, formation or acquisition, deliver to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such request, formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, in each case, to the extent already in the possession of Holdings or any of its Subsidiaries, and each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that the Borrower delivers a notice of the type specified in Section 6.02(i), the Borrower shall then obtain and deliver any of the foregoing reports, surveys or other information (whether or not then in possession of Holdings or any of its Subsidiaries) upon the request of the Administrative Agent,

     (vii) upon the occurrence and during the continuance of a Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into a Cash Collateral Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Administrative Agent may deem necessary in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends, and

     (viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, Security Agreement Supplements, IP Security Agreement Supplements and security agreements.

     6.13 Compliance with Environmental Laws; ERISA. (a) Conduct, and cause each Subsidiary to conduct, its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect. The Borrower shall take prompt and appropriate action to respond to any non-compliance with Environmental Laws.

     (b) (i) Maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) make all required contributions to any Plan subject to Section 412 of the Code; (iv) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (v) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                6.14 Preparation of Environmental Reports. At the request of the Administrative Agent upon its receipt of a notice of the type specified in Section 6.02(i), provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Contaminants and the estimated cost of any compliance, removal or remedial action in connection with any Contaminants on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

                6.15 Compliance with FDA Laws. Conduct its business in compliance with all material FDA laws and State Laws applicable to it, including, without limitation, current GMP requirements, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect. Holdings and its Subsidiaries shall take prompt and appropriate action to respond to any non-compliance with such laws.

                6.16 Compliance with HIPAA and Fraud and Abuse Laws. Conduct its business in compliance with all material HIPAA and all applicable Fraud and Abuse Laws, the failure to comply with which could reasonably be expected to result in a Material Adverse

Effect. Holdings and its Subsidiaries shall take prompt and appropriate action to respond to any non-compliance with such laws.

                6.17 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

                6.18 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which Holdings or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

                6.19 Interest Rate Hedging. Use commercially reasonable efforts to enter into prior to December 31, 2004, and maintain at all times thereafter, interest rate Swap Contracts with Persons acceptable to the Administrative Agent, with an initial average life of no less than three years, such that the interest rate covering a notional amount of not less than 50% of the Commitments has been set at a fixed rate.

                6.20 Bank Accounts. Subject to Section 6.21, maintain, and cause each of its Domestic Subsidiaries to maintain, all deposit and security accounts (other than (a) any payroll accounts or (b) any accounts with less than $100,000 in deposits at any time) with Bank of America or another commercial bank located in the United States which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement.

                6.21 Certain Post-Closing Matters. As soon as practicable, and in any case no later than the dates specified in Schedule 6.21 hereto, take any and all necessary actions and execute all other documents and instruments as set forth in Schedule 6.21 hereto.

ARTICLE VII
NEGATIVE COVENANTS

                So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

                7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Holdings or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

     (a) Liens pursuant to any Loan Document;

     (b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured by such Lien is not increased, (iii) none of the Loan Parties or their Subsidiaries that is not already an obligor on the Closing Date with respect thereto shall become a direct or contingent obligor and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b)(B);

     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other similar Persons arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (e) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

     (f) deposits to secure the performance of utilities obligations, bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any real property, provided that any such Liens do not in the aggregate materially detract from the value of such real property or materially interfere with its use in the ordinary conduct of the business of Holdings or any of its Subsidiaries;

     (h) Liens securing Indebtedness permitted under Section 7.02(b)(E); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

     (i) Liens on property of a Person existing at the time such Person is acquired by or is merged into or consolidated with Holdings or any Subsidiary of Holdings or becomes a Subsidiary of Holdings; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or such Subsidiary or acquired by Holdings or such Subsidiary;

     (j) Liens arising from judgments and attachments in connection with court proceedings, provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate financial reserves have been established in accordance with GAAP, no material property is subject to a material risk of loss or forfeiture, the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles), and a stay of execution pending appeal or proceeding for review is in effect;

     (k) Liens securing Indebtedness incurred by any Foreign Subsidiary; provided that such Liens do not extend to any of the Collateral;

     (l) exclusive licenses granted in the ordinary course of business within the limitations set forth in Section 7.05(f) and non-exclusive licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business;

     (m) Liens arising out of a conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; or

     (n) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $3,000,000, provided that no such Lien shall extend to or cover any Collateral.

                7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) in the case of the Borrower:

     (A) Indebtedness evidenced by the Subordinated Notes and guarantees in respect thereof, and

     (b) in the case of the Borrower and its Subsidiaries,

     (A) Indebtedness under the Loan Documents;

     (B) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed, or extended Indebtedness do not attach to any assets in addition to those assets, if any, securing the Indebtedness to be refunded, renewed, or extended, (iii) no Person that is not an obligor or guarantor of such Indebtedness as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the principal terms of such refunding, renewal, or extension are, in the Administrative Agent’s reasonable discretion, taken as a whole, no less favorable to the obligor thereof, the Administrative Agent, or the Lenders than the original Indebtedness;

     (C) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

     (D) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (E) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(h); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000; provided further that such Indebtedness may be incurred within 180 days after the acquisition of such property;

     (F) Indebtedness of (i) any Loan Party (other than Holdings) owing to any other Loan Party or any Subsidiary, (ii) any Foreign Subsidiary owed to any other Foreign Subsidiary and (iii) any Foreign Subsidiary owed to any Loan Party; provided that (1) such Indebtedness under this clause (iii) is otherwise permitted as an Investment under Section 7.03(c) and (2) the aggregate amount of all such Indebtedness under this clause (iii) at any one time outstanding shall not exceed $10,000,000;

     (G) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(i) which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower);

     (H) Indebtedness of Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with acquisitions or Dispositions effected in accordance with the requirements of this Agreement;

     (I) Indebtedness assumed by any Loan Party on behalf of any other Loan Party;

     (J) Indebtedness of Foreign Subsidiaries (1) in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit, in each case under this clause (J), which is (x) incurred in the ordinary course of business and (y) non-recourse to each Loan Party and (2) incurred in a single transaction during the period from the Closing Date through December 31, 2004 in a principal amount not to exceed the U.S. dollar equivalent of $20,000,000; provided that the proceeds from the Indebtedness under this sub-clause (2) shall be (i) transferred to a Domestic Subsidiary of Holdings within such period in satisfaction of existing intercompany Indebtedness and (ii) then used to prepay, pursuant to Section 2.05(b)(iv), an aggregate principal amount of the Loans equal to the amount of such Indebtedness incurred;

     (K) unsecured Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding; and

     (c) in the case of Holdings:

     (A) Indebtedness of Holdings owing to the Borrower or any Subsidiary.

                7.03 Investments. Make or hold any Investments, except:

     (a) Investments held by Holdings or such Subsidiary in the form of Cash Equivalents;

     (b) loans and advances to (i) officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, (ii) independent sales Persons against commissions in an aggregate amount at any time not exceeding $2,250,000 and (iii) the officers, directors and employees itemized on Schedule 5.08(e);

     (c) equity Investments of (i) Holdings and the Borrower in any Subsidiary as existing on the date hereof, (ii) Holdings and the Borrower in any Guarantor, (iii) any Foreign Subsidiary in any other Foreign Subsidiary and (iv) Holdings, the Borrower or any Subsidiary in any Foreign Subsidiary in an aggregate amount invested from the date hereof not to exceed $10,000,000 less the aggregate amount of any Indebtedness incurred pursuant to Section 7.02(b)(F)(iii);

     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (e) Guarantees permitted by Section 7.02;

     (f) Investments set forth on Schedule 7.03(f);

     (g) Investments by the Borrower or any Subsidiary in Swap Contracts permitted under Section 7.02(b)(D);

     (h) Investments consisting of intercompany debt permitted under Section 7.02(b)(F);

     (i) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person or a division or business unit of any Person that, upon the consummation thereof, will be wholly owned directly by Holdings or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(i):

     (A) any such newly created or acquired Subsidiary shall comply with the requirements of Section 6.12;

     (B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same, or related to, the lines of business as one or more of the principal businesses of Holdings and its Subsidiaries in the ordinary course;

     (C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to result in a Material Adverse Effect (as determined in good faith by the board of directors (or the persons performing similar functions) of Holdings or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

     (D) the total cash consideration (including, without limitation, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Holdings and its Subsidiaries for any such purchase or other acquisition shall not exceed (1) $7,500,000 for any single transaction or series of related transaction or (2) $15,000,000 for all such transactions pursuant to this Section 7.03(i) in any fiscal year;

     (E) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

     (F) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; and

     (j) other Investments not exceeding $3,000,000 in the aggregate in any fiscal year of the Borrower.

                7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

     (b) any Guarantor may merge with any other Guarantor;

     (c) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor and such Loan Party may thereafter dissolve, liquidate or wind up its affairs;

     (d) any Foreign Subsidiary may dispose of all or substantially all its assets to (i) another Foreign Subsidiary or (ii) to a Loan Party for no consideration, or, in the case of this clause (ii), pursuant to a Disposition which is in the nature of a liquidation;

     (e) Holdings and its Subsidiaries may consummate the Merger; and

     (f) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower.

                7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

     (a) Dispositions of obsolete or worn out property or property no longer used or useful to the business, whether now owned or hereafter acquired, in the ordinary course of business and the abandonment or other disposition of any intellectual property is, in the reasonable judgment of the related Board of Directors, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of Holdings and its Subsidiaries, taken as a whole;

     (b) Dispositions of inventory in the ordinary course of business;

     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or other corporate purposes;

     (d) Dispositions of property (i) by any Loan Party to any other Loan Party, (ii) any Foreign Subsidiary to any other Foreign Subsidiary and (iii) any Loan Party to any Foreign Subsidiary; provided that the aggregate amount of all property Disposed of under this clause (iii) since the date hereof shall not exceed $2,500,000;

     (e) Dispositions permitted by Section 7.04;

     (f) Exclusive licenses not to exceed $1,000,000 in value in the aggregate, and any non-exclusive licenses, of Proprietary Rights in the ordinary course of business;

     (g) Dispositions in connection with sale-leaseback transactions or similar arrangements providing for Holdings or any Subsidiary to lease or rent property that Holdings or such Subsidiary has sold or will sell or otherwise transfer to such Person, not to exceed $1,000,000 in the aggregate in any Fiscal Year; and

     (h) Dispositions by Holdings and its Subsidiaries not otherwise permitted under this Section 7.05; provided that the aggregate amount of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $1,000,000;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(h) shall be for fair market value.

                7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

     (a) each Subsidiary may make Restricted Payments to the Borrower or any Subsidiary of the Borrower which is a Guarantor;

     (b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (other than Equity Interests which are redeemable);

     (c) the Borrower may declare and pay cash dividends to Holdings to permit Holdings to pay (1) general administrative and operating expenses incurred in the ordinary course of business in an aggregate amount in any Fiscal Year not to exceed $2,000,000 and (2) any taxes which are due and payable by Holdings and the Borrower as part of a consolidated group;

     (d) Holdings and each Subsidiary may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings or any Subsidiary held by any current or former employee or director of Holdings or any Subsidiary pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business in an aggregate amount in any Fiscal Year not to exceed $1,000,000; provided that Holdings and such Subsidiaries may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such repurchases, redemptions, acquisitions or retirements for value permitted to be made, but not made, in the immediately preceding three calendar years;

     (e) the Company may pay the Specified Payment to certain of the former shareholders of the Company in accordance with the Merger Agreement upon the receipt by the Company of a tax refund for periods prior to the Closing Date in an amount at least equal to the Specified Payment; and

     (f) the Borrower and its Subsidiaries may make other Restricted Payments in an aggregate amount in any Fiscal Year not to exceed $2,000,000.

                7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

                7.08 Transactions with Affiliates. Except as set forth below or as otherwise allowed by this Agreement, neither Holdings nor any of its Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate that is not a Loan Party, or lend or advance money or property to any Affiliate that is not a Loan Party (excluding any such loans or advances existing as of the date hereof), or invest in (by capital contribution or otherwise) or purchase or repurchase any Equity Interests or Indebtedness, or any property, of any Affiliate that is not a Loan Party, or become liable on any Guaranty of the Indebtedness, dividends, or other obligations of any Affiliate that is not a Loan Party. Notwithstanding the foregoing, if no Default or Event of Default is in existence or would result therefrom, Holdings and its Subsidiaries may (i) make payments (A) to Galen Advisors LLC in connection with the Transaction in an amount not to exceed $1,000,000, and (B) with respect to any tax sharing agreement or arrangement among the Borrower and its Subsidiaries and Holdings and any other Person with which the Borrower or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Borrower or any of its Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Subordinated Notes Indenture; provided that any refunds received by any such other Person attributable to the Borrower or any of its Subsidiaries shall promptly be returned by such other Person to the Borrower through a capital contribution to, or the purchase of Equity Interests of, the Borrower, and (ii) engage in transactions with an Affiliate in the ordinary course of such Person’s business and upon terms no less favorable to Holdings or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate.

                7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, the Subordinated Notes Documents or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property, including in the nature of making or repaying intercompany loans and advances, to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Holdings, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of Holdings or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(b)(E) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

                7.10 Financial Covenants.

                (a) Total Leverage Ratio. Permit the Total Leverage Ratio as of the end of any period of four Fiscal Quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Maximum
Total
Leverage
Four Fiscal Quarters Ending on or about	Ratio
December 31, 2004 through September 30, 2005	6.0:1.0
December 31, 2005 through September 30, 2006	5.5:1.0
December 31, 2006 through September 30, 2007	4.5:1.0
December 31, 2007 through September 30, 2008	3.5:1.0
December 31, 2008 and each Fiscal Quarter thereafter	3.0:1.0

                (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower (commencing with December 31, 2004) to be less than 1.25:1.0.

                7.11 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for Holdings and it Subsidiaries, during each fiscal year set forth below, the amount set forth opposite such Fiscal Year:

Fiscal Year	Amount
2004	$11,100,000
2005	$13,800,000
2006	$13,000,000
2007	$10,400,000
2008	$10,700,000
2009	$10,700,000
2010	$10,700,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, 25% of any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year.

                7.12 Amendments of Organization Documents. Amend any of its Organization Documents other than in a manner that does not adversely affect the rights of the Lenders or the Administrative Agent under the Loan Documents.

                7.13 Accounting Changes. Make any change in (i) accounting policies or reporting practices, except (1) as required by generally accepted accounting principles or (2) solely with respect to any reporting to the SEC, any changes required by the SEC or (ii) fiscal year.

                7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the

Credit Extensions in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Indebtedness listed on Schedule 7.02, or amend, modify or change in any manner any term or condition of any such Indebtedness listed on Schedule 7.02 in a manner adverse to the Lenders.

                7.15 Amendment, Etc. of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender.

                7.16 Partnerships, Etc. After the Closing Date, become a general partner in any general or limited partnership or joint venture.

                7.17 Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, which are, in any case, not otherwise made in the ordinary course of business.

                7.18 Formation of Subsidiaries. Organize, create, acquire, or permit to exist any Subsidiary other than those listed in Schedule 5.13 and as permitted under Section 7.03.

                7.19 Holding Company. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to its status or obligations as a public company, its ownership of the Equity Interests of the Borrower and the performance of the Loan Documents.

                7.20 Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under the Loan Documents) of Holdings or any of its Subsidiaries as “Designated Senior Debt” (or any similar term) under, and as defined in, the Subordinated Notes Indenture.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

                8.01 Events of Default. Any of the following shall constitute an Event of Default:

     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. (i)The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

     (e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

     (j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (k) Change of Control. There occurs any Change of Control; or

     (l) Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than (i) pursuant to the terms thereof or (ii) the failure of the Administrative Agent to take any action available to it to maintain perfection of the Administrative Agent’s Liens pursuant to the Loan

Documents) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby or any Loan Party contests in any manner the validity, perfection or priority of any Lien on or security interest in the Collateral purported to be covered thereby;

     (m) Material Adverse Effect. There occurs an event having a Material Adverse Effect; or

     (n) “Event of Default”. An “Event of Default” (as defined in the Subordinated Notes Indenture) shall have occurred and be continuing under the Subordinated Notes Indenture.

                8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself, the other Agents and the Lenders all rights and remedies available to it, the other Agents and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

                8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III, but other than principal and interest) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

     Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

                9.01 Appointment and Authority.

                (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

                (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable) and potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including, without limitation, Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

                9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

                9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

                The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default (except for Defaults in the making of regularly scheduled payments of principal and interest) unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

                The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The

Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

                Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

                9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, Bank of America, in its capacity as Arranger, shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

                9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

                Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

                9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01 hereof;

     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h).

                Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

                9.11 German Law Provisions. (a) Declaration of Trust and Appointment as Administrator in Relation to Collateral Governed by German Law.

(i)	The Administrative Agent declares that it shall hold and administer any Collateral governed by German law which is transferred or assigned for security purposes (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it under a non-accessory security right (nicht akzessorische Sicherheit) as trustee (treuhänderisch) for the benefit of the Secured Parties; and administer any Collateral governed by German law which is pledged (Verpfändung) or otherwise granted to any Secured Party under an accessory security right (akzessorische Sicherheit).

(ii)	Each Secured Party (other than the Administrative Agent) hereby authorizes the Administrative Agent to accept as its representative

(Stellvertreter) any pledge or other creation of any accessory security right granted to such Secured Party pursuant to a Collateral Document in relation to any Loan Document and to act as its representative with regard to any amendments of, accessions to, release of and any similar dealings with regard to any pledge or other accessory security right.

(iii)	Each Secured Party (other than the Administrative Agent) hereby authorizes the Administrative Agent to act as its representative (Stellvertreter) with regard to the release or confirmation of release of any pledge or other accessory security right (akzessorische Sicherheit) of such Secured Party pursuant to a Collateral Document in relation to any Loan Document.

(iv)	Each of the parties to this Agreement agrees that the Administrative Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Collateral Documents (and no others shall be implied).

     (b) Power of Attorney for German Collateral Document. Each Lender Party hereby irrevocably authorizes the Administrative Agent to act on its behalf and, if required under applicable law or if otherwise appropriate, in its name in connection with the preparation, execution and delivery of each Collateral Document governed by German law and the perfection and monitoring of each security interest granted under any Collateral Document governed by German law, including, but not limited to, any share pledge agreement with respect to shares in a German company in notarial form, as well as any other pledge, mortgage, assignment or transfer of title for security purposes. The Administrative Agent shall be authorized to make all statements necessary or appropriate in this connection. The Administrative Agent shall be released from the restrictions of Section 181 German Civil Code (BGB/Bürgerliches Gesetzbuch) and shall be authorized to delegate this power of attorney.

     (c) Abstract Acknowledgement of Indebtedness/Joint Creditorship.

(i)	Each of the parties hereto agree, and the Loan Parties acknowledge by way of an abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis), that each and every obligation of any such Loan Party (and any of its successors), in the amounts of the Commitments under this Agreement and the other Loan Documents shall also be owing in full to the Administrative Agent, and that accordingly the Administrative Agent will have its own independent right to demand performance by such Loan Party of those obligations (the “Acknowledgement"). The Administrative Agent undertakes with the relevant Loan Party that (1) in case of any discharge of any obligation owing to any Lender Party, the Administrative Agent will not, to the extent of such discharge, make a claim against such Loan Party under the Acknowledgement and (2) it will not, at any time, make any claim against any Loan Party exceeding the amount then owed by such Loan Party under the Loan Documents.

(ii)	(1) Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Lender Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Lender Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Lender Party to take appropriate steps in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount. (2) Each of the Loan Parties and each of the Lender Parties (other than the Administrative Agent) agrees that the Administrative Agent shall be the joint creditor (together with the relevant Lender Parties) of each and every obligation of any Loan Party towards each of the Lender Parties (other than the Administrative Agent) under the Loan Documents. Accordingly the Administrative Agent will have its own independent right to demand performance by the relevant Loan Party of those obligations irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Lender Parties resulting from failure by them to take appropriate steps in an insolvency proceeding of that Loan Party to preserve their entitlement to be paid those amounts. However, any discharge of any such obligation to either the Administrative Agent or a Lender Party (other than the Administrative Agent) shall, to that extent, discharge the corresponding obligation owing to the other. (3) Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this paragraph or under any other provision of the Loan Documents), the Administrative Agent agrees with each other Lender Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Lender Party (other than the Administrative Agent) except with the consent of the relevant Lender Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under, or to enforce any Collateral Document as contemplated by, this deed and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the foregoing).

ARTICLE X
MISCELLANEOUS

               10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a) waive any condition set forth in Section 4.01(a), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

          (c) postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

          (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

          (e) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facility remains in effect without the written consent of Lenders having more than 50% of the Aggregate Credit Exposure then in effect within each of the following classes of Commitments, Loans and other Credit Extension: (i) the class consisting of the Revolving Credit Commitment combined on an aggregate basis, and (ii) the class consisting of the Term Commitment combined on an aggregate basis. For purposes of this clause, the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

          (f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

          (g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

          (h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

          (i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of Commitments, Loans and other Credit Extensions: (i) the class consisting of the Revolving Credit Commitment combined on an aggregate basis, and (ii) the class consisting of the Term Commitment combined on an aggregate basis. For purposes of this clause, the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender; or

          (j) amend or waive any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of any Revolving Credit Loan or L/C Credit Extension without the written consent of Revolving Credit Lenders having more than 50% of the Aggregate Credit Exposures then in effect within the class consisting of the Revolving Credit Commitment combined on an aggregate basis. For purposes of this clause, the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans shall be deemed to be held by such Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

               10.02 Notices and Other Communications; Facsimile Copies.

               (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to the Borrower, Holdings, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

               (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

               Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

               (c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

               (d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

               10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

               10.04 Expenses; Indemnity; Damage Waiver.

               (a) Costs and Expenses. Holdings and the Borrower each agrees, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section.

               (b) Indemnification by the Borrower. Holdings and the Borrower each agrees, jointly and severally, to indemnify the Administrative Agent (and any sub-agent thereof), each Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this

Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any other Loan Party or any of Holdings’, the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Holdings, the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Holdings, the Borrower or such Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.

               (c) Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided further that to the extent the L/C Issuer is entitled to indemnification pursuant to this Section 10(c), each Revolving Credit Lender severally agrees to pay such indemnification. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

               (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor Holdings shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

               (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

               (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

               10.05 Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

               10.06 Successors and Assigns.

               (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) or (iv) to an SPC in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, in the case of any assignment in respect of the Revolving Credit Facility for so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such $3,500 fee shall be payable for all such contemporaneous assignments and (v) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

               (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register. Upon receipt of a duly completed and executed Assignment and Assumption and compliance by the assigning Lender and Eligible Assignee with the other applicable provisions of this Section 10.06, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided herein.

               (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings, the Borrower or any of Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

               (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

               (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

               (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

               (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

               (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

               10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Administrative Agent, the L/C Issuer and the Lenders may

disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that has been made available to the public by any Loan Party or is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

               10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

               10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

               10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

               10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

               10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

               (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

               (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

               (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

               (d) such assignment does not conflict with applicable Laws.

               A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

               10.14 Governing Law; Jurisdiction; Etc.

               (a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

               (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

               (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN

INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

               (d) SERVICE OF PROCESS. THE BORROWER AND EACH OTHER LOAN PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

               10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

               10.16 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENCORE MEDICAL CORPORATION

By:	/s/ Harry L. Zimmerman

Name:	Harry L. Zimmerman
Title:	Executive Vice President – General Counsel

ENCORE MEDICAL IHC, INC.

By:	/s/ Harry L. Zimmerman

Name:	Harry L. Zimmerman
Title:	Executive Vice President – General Counsel

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Paul Folino

Name:	Paul Folino
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Daniel H. Pankar

Name:	Daniel H. Penkar
Title:	Senior Vice President

Agreed as of the date first above written:

CIT LENDING SERVICES CORPORATION

By:	/s/ John P. Sirico, II

Title: Vice President

Agreed as of the date first above written:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Earl F. Smith III

Title: Duly Authorized Signatory